Product supplement no. 220-I	Registration Statement no. 333-134553
To prospectus dated May 30, 2006 and	Dated November 5, 2007
prospectus supplement dated May 30, 2006	Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Principal Protection Notes Linked to a Basket Consisting of Indices

General

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Lehman Brothers Holdings Inc. may offer and sell principal protected notes linked to a basket consisting of indices from time to time. This product supplement no. 220-I describes terms that will apply generally to the principal protected notes, and supplements the terms described in the accompanying base prospectus and MTN prospectus supplement. A separate underlying supplement and term sheet or pricing supplement, as the case may be, will describe the basket and the terms that apply specifically to the notes, including any changes to the terms specified below. We refer to the term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus and MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

•	The notes are the senior unsecured obligations of Lehman Brothers Holdings Inc.

•	Payment is linked to a basket consisting of indices as described below.

•	Investing in the notes is not equivalent to investing in the basket to which the notes are linked, any of the basket indices or stocks included in the basket indices.

•	Unless otherwise specified in the relevant terms supplement, full principal protection only applies if the notes are held to maturity.

•	Unless otherwise specified in the relevant terms supplement, cash payment at maturity consists of the principal amount plus the Additional Amount, which amount may be zero.

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The Additional Amount will depend on the Basket Return and the specific terms of the notes as set forth in the relevant terms supplement. Unless otherwise specified, the Additional Amount per $10.00 principal amount note will equal:

$10.00 x the Basket Return x the Participation Rate, but will not be less than zero.

•	In addition to a cash payment at maturity of the principal amount plus the Additional Amount, if any, the notes may pay interest prior to maturity, as specified in the relevant terms supplement.

•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page SS-17.

•	Denominations of $10.00 unless otherwise specified in the relevant terms supplement.

•	Minimum investment of $1,000 and integral multiples of $10.00 in excess thereof, unless otherwise specified in the relevant terms supplement.

•	The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Investing in the Principal Protection Notes linked to a Basket of Indices involves a number of risks. See “ Risk Factors” beginning on page SS-3 in this product supplement no. 220-I, “Risk Factors” beginning on page US-1 in the relevant underlying supplement and “Key Risks” or “Selected Risk Factors” in the relevant terms supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 220-I, the accompanying base prospectus, MTN prospectus supplement, the relevant underlying supplement, the relevant terms supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

November 5, 2007

Key Terms

Basket:	The basket to which the notes are linked (the “Basket”), as specified in the relevant terms supplement. The Basket will be composed of indices (each a “Basket Index” and together the “Basket Indices”). The weight of each Basket Index in the Basket will substantially be equal unless otherwise specified in the relevant terms supplement, and will be fixed for the term of the notes.

Payment at Maturity:	Unless otherwise specified in the relevant terms supplement, at maturity you will receive a cash payment per $10.00 principal amount note of $10.00 plus the Additional Amount, which may be zero.

Additional Amount:	The Additional Amount per $10.00 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement, $10.00 x the Basket Return x the Participation Rate; provided that the Additional Amount will not be less than zero.

Other Terms:	In each case if applicable, the Participation Rate, Interest Rate, Partial Principal Protection Percentage, Interest Period, Interest Determination Dates and/or Interest Payment Date(s) will be set forth in the relevant terms supplement.

Basket Return:	Unless otherwise specified in the relevant terms supplement:

Basket Ending Level - Basket Starting Level Basket Starting Level

Basket Starting Level:	Unless otherwise specified in the relevant terms supplement, set equal to 100 on the Trade Date or such other relevant date or dates as specified in the relevant terms supplement.

Basket Ending Level:	The Basket Closing Level on the Final Valuation Date, or the arithmetic average of the Basket Closing Levels on each of the Averaging Dates, or such other date or dates as specified in the relevant terms supplement.

Basket Closing Level:	Unless otherwise specified in the relevant terms supplement, the Basket Closing Level will be calculated as follows:

Basket Starting Level x [1 + (the sum of (Index Return x Index Weighting) for all Basket Indices)]

Unless otherwise specified in the relevant terms supplement, the Index Return for each Basket Index is the performance of such Basket Index, expressed as a percentage, from the closing level on the Trade Date, or other relevant date or dates specified in the terms supplement, to the closing level on the Final Valuation Date (or the arithmetic average of the closing levels on each of the Averaging Dates).

The weightings for the Basket Indices (each an “Index Weighting” and, collectively, the “Index Weightings”) shall be equal unless otherwise specified in the relevant terms supplement. The Index Weightings will be fixed for the term of the notes.

Trade Date:	As specified in the relevant terms supplement.

Basket Valuation Date(s):	The Basket Closing Level will be calculated on a single date, which we refer to as the Final Valuation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Basket Valuation Dates in this product supplement. Any Basket Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplements and the relevant underlying supplement, this product supplement no. 220-I and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. The relevant terms supplements and the relevant underlying supplement, this product supplement no. 220-I and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplements and the relevant underlying supplement, this product supplement no. 220-I and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplements, the relevant underlying supplement and this product supplement no. 220-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplements, the relevant underlying supplement, this product supplement no. 220-I and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this product supplement no. 220-I, the relevant underlying supplement, the relevant terms supplements and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 220-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 220-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 220-I and accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 220-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement, and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

RISK FACTORS

Your investment in the notes will involve certain risks. The notes may not pay interest or guarantee any return of principal prior to maturity unless otherwise specified in the relevant terms supplement. Investing in the notes is not equivalent to investing directly in the Basket or any of the stocks underlying the Basket Indices. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the other information contained in this product supplement, the accompanying MTN prospectus supplement and base prospectus and the documents incorporated in the prospectus by reference before you decide that an investment in the notes linked to the Basket is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant underlying supplement and the relevant terms supplement before you decide that an investment in the notes linked to the Basket is suitable for you. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

The notes differ from conventional debt securities.

The terms of the notes differ from those of conventional debt securities in that we may not pay interest on the notes or, if we do pay interest, a significant portion of your total payment at maturity may be based on the performance of the Basket rather than the interest rate we will pay you. Where the relevant terms supplement does not provide for interest payments, if the Basket Ending Level is not above the Basket Starting Level, at maturity you will receive only $10.00 for each $10.00 principal amount note, unless otherwise specified in the relevant terms supplement. Therefore, the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The return at maturity of only the $10.00 principal amount of each note may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The notes may not pay more than the principal amount, and accrued and unpaid interest, if applicable, at maturity.

If the Basket Ending Level is equal to or below the Basket Starting Level on the Basket Valuation Date specified in the relevant terms supplement, you will receive only the applicable interest payments, if any, set forth in the terms supplement and, unless otherwise specified in the relevant terms supplement, $10.00 for each $10.00 principal amount note you hold at maturity. This will be true even if the level of the Basket was above the Basket Starting Level at some time during the life of the notes but later falls to or below the Basket Starting Level. Because the notes may accrue interest, if any, at an interest rate lower than that payable for other debt securities issued by us with a comparable maturity, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security issued by us with a comparable maturity. This return may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The Basket Ending Level may be below the Basket Closing Level at other times during the term of the notes.

Because the Basket Ending Level is calculated based on the Basket Closing Level on one or more Basket Valuation Dates during the term of the notes, the level of the Basket at various other times during the term of the notes could be above the Basket Ending Level. This difference could be particularly large if there is a significant increase in the level of the Basket before and/or after the Basket Valuation Date(s) or if there is a significant decrease in the level of the Basket around the time of the Basket Valuation Date(s) or if there is significant volatility in the Basket level during the term of the notes (especially on dates near the Basket Valuation Date(s)). For example, when the Basket Valuation Date of the notes is near the end of the term of the notes, then if the Basket levels increase or remain relatively constant during the initial term of the notes and then decrease below the Basket Starting Level, the Basket Ending Level may be significantly lower than if it were calculated on a date earlier than the Basket

Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the Basket Indices, the stocks underlying the Basket Indices or contracts relating to the Basket Indices for which there is an active secondary market.

The Basket Indices may not be equally weighted.

The Basket is composed of a number of Basket Indices, each of which will substantially be equally weighted unless otherwise specified in the relevant terms supplement. If the Basket Indices are not equally weighted, each Basket Index will have a different weight in determining the level of the Basket, depending on the Index Weightings specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Index Weightings are 18%, 14.5%, 33%, 25.4% and 9.1%, respectively. One consequence of such an unequal weighting of the Basket Indices is that the same percentage change in any of the Basket Indices would have different effects on the Basket Ending Level.

Changes in the level of the Basket Indices may offset each other.

The notes are linked to a substantially equally weighted Basket composed of Basket Indices, unless otherwise specified in the relevant terms supplement. However, price movements in the common stocks included in the Basket Indices may not correlate with each other and the levels of the Basket Indices may not correlate with each other. At a time when the level of one or more of the Basket Indices increases, the level of the other Basket Index or Indices may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the Basket Indices may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Index or Indices, particularly if the Basket Index or Indices that appreciate are of relatively low weight in the Basket. Unless the relevant terms supplement provides for interest payments and/or a Partial Principal Protection Percentage, if the Basket Return is flat or negative, you will only receive the principal amount of your notes at maturity.

For example, if the Basket consists of three Basket Indices with weightings of 33.4%, 33.3% and 33.3% and the Index Returns are 12%, 10% and -28%, respectively, the Basket Return would be -1.986%. In such example, a note with no interest payments or Partial Principal Protection Percentage would only return the principal amount at maturity, despite the fact that two of the three Basket Indices had positive Index Returns.

If the Participation Rate is less than 100%, the Additional Amount will be limited by the Participation Rate.

If the Participation Rate is less than 100% and the Basket Ending Level is above the Basket Starting Level, the Additional Amount you receive at maturity will equal only a percentage, as specified in the relevant terms supplement, of the Basket Return. Under these circumstances, the Additional Amount you receive at maturity will not fully reflect the performance of the Basket.

Your return on the notes, if any, generally will not reflect dividends on the common stocks or other equity securities of the companies in the Basket Indices.

Your return on the notes will not reflect the return you would realize if you actually owned the stocks of the companies underlying the Basket Indices and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Basket Ending Level. The Basket Ending Level reflects the prices of the stocks as calculated in the Basket Indices without taking into consideration the value of dividends paid on those stocks.

There are certain indices, generally referred to as total return indices that include dividend distributions in the return of the index. If a Basket Index is described as a total return index with 100% dividend reinvestment, the distributions paid on the securities or other assets included in such Basket Index are deemed to be reinvested in such Basket Index, so that the level of such Basket Index would include such distributions.

The notes only provide full principal protection if held to maturity.

The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Basket has appreciated since the Trade Date. The potential returns described in any terms supplement assume that your notes are held to maturity.

Our affiliates’ and agents’ compensation may serve as an incentive to sell you these notes.

We, our affiliates and agents act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives and agents, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of such transaction costs.

Secondary trading may be limited.

Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

Lehman Brothers Inc. may act as market makers for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If at any time Lehman Brothers Inc. or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Basket Indices on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the levels of the Basket Indices or the Basket. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the volatility or expected volatility in the Basket Indices;

•	the time to maturity of the notes;

•	the dividend rate and market price on the stocks underlying the Basket Indices;

•	interest and yield rates in the market generally as well as in the markets of the stocks underlying the Basket Indices;

•	the exchange rate and volatility of the exchange rate between the U.S. dollar and currencies other than the U.S. dollar;

•	economic, financial, political, regulatory or judicial events that affect the stocks underlying the Basket Indices or stock markets generally and which may affect the Basket Return; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

You cannot predict the future performance of the Basket or Basket Indices based on their historical performance. The Basket Ending Level may be equal to or below the Basket Starting Level, in which event you will only receive the principal amount of your notes at maturity unless the relevant terms supplement provides for interest payments and/or a Partial Principal Protection Percentage.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Basket Closing Level on any Basket Valuation Date and calculating the payment at maturity that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that such an event has occurred, it is possible that one or more of the Basket Valuation Dates and the maturity date will be postponed and your return will be adversely affected. See “Description of Notes—Market Disruption Events” in this product supplement.

If a market disruption event occurs on a day that would otherwise be the Final Valuation Date or an Averaging Date, as applicable, there will be a delay in settlement of the notes.

If a market disruption event occurs on a day that would otherwise be an Averaging Date, settlement of the notes will be delayed, depending on the circumstances surrounding the market disruption event, for a number of trading days (up to a maximum delay of the product of eight times the number of Averaging Dates as specified in the relevant terms supplement) following the maturity date. If a market disruption event occurs on a day that would otherwise be the Final Valuation Date, settlement will be delayed for up to eight trading days following the maturity date.

If the term of the notes is more than one year, the notes will be contingent payment debt instruments for U.S. federal income tax purposes.

For United States federal income tax purposes, if the term of the notes is more than one year, the notes will be classified as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount. You will be required to include in income the amount of original issue discount in excess of the stated interest payments actually made to you, if any, during your ownership of such notes, subject to some adjustments, based on the “comparable yield” of the notes, which will generally be the rate at which Lehman Brothers Holdings Inc. could issue a fixed rate debt instrument with terms and conditions similar to the notes. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of such notes. See “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 220-I.

If the term of the notes is not more than one year, the notes will be treated as short-term debt instruments for U.S. federal income tax purposes.

If the term of the notes is not more than one year (including the last possible date that the notes could be outstanding), the notes will be treated as “short-term” debt instruments for United States federal income tax purposes. No statutory, judicial or administrative authority directly addresses the treatment of notes or instruments similar to the notes for United States federal income tax purposes, and no ruling is being requested from the Internal Revenue Service with respect to the notes. As a result, certain aspects of the tax treatment of an investment in the notes are uncertain. Neither Lehman Brothers Holdings Inc. nor any of its affiliates provide tax advice. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 220-I and consult your tax adviser regarding your particular circumstances.

Lehman Brothers Holdings Inc. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of Lehman Brothers Holdings Inc. or one of its affiliates, you may only acquire the notes in compliance with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

Certain of our, or our affiliates’, activities may adversely affect the value of your notes.

Lehman Brothers Inc. and its other affiliates of ours trade the stocks included in the Basket Indices and other financial instruments related to the Basket Indices and the stocks included in such Basket Indices on a regular basis, for their accounts and for other accounts under their management. Lehman Brothers Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Basket Indices. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Basket Indices and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

We or our affiliates may currently or from time to time engage in business with companies whose stock is included in the Basket Indices, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stock is included in a Basket Index. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is included in the Basket Indices as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

In addition, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Basket Indices or the stocks that compose the Basket Indices. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the companies whose stock is included in the Basket Indices, or instruments whose value is derived from the companies whose stock is included in the Basket Indices. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Basket Indices as well as the Basket Starting Level, and, therefore, effectively establish a higher level that the Basket must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Indices or the stocks underlying the Basket Indices, or instruments whose value is derived from the Basket Indices or the stocks underlying the Basket Indices. We cannot assure you that any of these activities will not have a material impact on the level of the Basket or the value of the notes.

An affiliate of ours may act as a calculation agent on the notes, creating a potential conflict of interest between you and us.

Lehman Brothers Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Basket Ending Level, the Basket Return, the Index Return for each Basket Index, the Additional Amount, if any, and the amount that we will pay you at maturity, as well as whether the Basket Ending Level is equal to or greater than the Basket Starting Level and, if the notes bear interest, the amount of interest payable, if any, on any Interest Payment Date. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether any of the Basket Indices has been discontinued, whether there has been a material change in the method of calculation of any of the Basket Indices and, if the notes bear interest, whether a day is an Interest Payment Date. In performing these duties, Lehman Brothers Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Lehman Brothers Inc., as the calculation agent, is entitled to exercise discretion.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used, in whole or in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The balance of the proceeds, if any, will be used for general corporate purposes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Basket Indices, the stocks underlying the Basket Indices or instruments whose value is derived from the Basket Indices or any of their underlying stocks. While we cannot predict an outcome, such hedging activity could potentially increase the level of the Basket and the Basket Indices as well as the Basket Starting Level, and, therefore, effectively establish a higher level that the Basket must achieve for you to receive at maturity of the notes more than the applicable principal amount of your notes. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in one of the Basket Indices, the stocks underlying the one or more of the Basket Indices, or instruments whose value is derived from one or more Basket Indices or their underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the Basket Indices or the Basket or the value of the notes, we cannot assure you that these activities will not have such an effect. See “Risk Factors—Certain of our, or our affiliates’, activities may adversely affect the value of your notes.”

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms of the notes set forth under “Description of the Notes” in the accompanying MTN prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus. A separate underlying supplement and terms supplement will describe the Basket Indices and the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 220-I have the meanings assigned in the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement. The term “note” refers to each $10.00 principal amount of our Principal Protection Notes Linked to a Basket of Indices.

General

The Principal Protected Notes are senior unsecured obligations of Lehman Brothers Holdings Inc. that are linked to a Basket (the “Basket”). The Basket will be composed of indices (each a “Basket Index”), as specified in the relevant terms supplement. The notes are a series of securities referred to in the accompanying base prospectus and MTN prospectus supplement. The notes will be issued by Lehman Brothers Holdings Inc. under an indenture dated September 1, 1987, as amended or supplemented from time to time, between us and Citibank N.A., as trustee. We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

Unless otherwise specified in the relevant terms supplement, the notes will not pay interest or a fixed amount at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Basket over the term of the notes, calculated in accordance with the applicable formula as set out below. Unless otherwise specified in the relevant terms supplement, we will pay you at maturity at least the principal amount of $10.00 for each $10.00 principal amount note and, if specified in the relevant terms supplement, accrued and unpaid interest.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The notes will be issued in denominations of $10.00 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $10.00, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of the Notes—Forms of Notes” in the MTN prospectus supplement and “Description of Debt Securities—Information in the Prospectus Supplement” in the base prospectus.

The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 220-I and the relevant underlying supplement. The terms described in those documents supplement those described herein and in the accompanying base prospectus and MTN prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus or MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Maturity

The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Basket Valuation Date is postponed as described below. We will specify, in each case, the Participation Rate, and if applicable, the Partial Principal Protection Percentage, and the applicable terms of any such payment terms in the relevant terms supplement.

Your return on the notes will be linked to the performance of the Basket during the life of the notes.

For notes with 100% principal protection, unless otherwise specified in the relevant terms supplement, at maturity you will receive a cash payment for each $10.00 principal amount note of $10.00 plus the Additional Amount as described below, which amount may be zero. Unless otherwise specified in the relevant terms supplement, you will not receive less than $10.00 for each $10.00 principal amount note if you hold the notes to maturity.

The “Participation Rate” will be a percentage, which may be more or less than 100%, as specified in the relevant terms supplement.

If applicable, the “Partial Principal Protection Percentage” will be a percentage less than 100% as specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the “Basket Return,” as calculated by the calculation agent, is the percentage change in the Basket calculated by comparing the Basket Ending Level to the Basket Starting Level or to a percentage of the Basket Starting Level (the “Strike Level”). The Basket Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Basket Return =	Basket Ending Level - Basket Starting Level Basket Starting Level

The “Basket Starting Level” will be set to equal 100 on the Trade Date, unless otherwise specified in the relevant terms supplement. The “Basket Ending Level” is equal to the Basket Closing Level on the Final Valuation Date, or arithmetic average of the Basket Closing Levels on each of the Averaging Dates, or such other dates as specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the Basket Closing Level will be calculated as follows:

Basket Starting Level x [1 + (the sum of (Index Return x Index Weighting) for all Basket Indices)]

Unless otherwise specified in the relevant terms supplement, an Index Return for each Basket Index is the performance of such Basket Index, expressed as a percentage, from the closing level on the Trade Date, or other relevant date or dates specified in the terms supplement, to the closing level on the Final Valuation Date (or the arithmetic average of the closing levels on each of the Averaging Dates).

The weighting for the Basket Indices (each an “Index Weighting” and, collectively, the “Index Weightings”) shall be substantially equal unless otherwise specified in the relevant terms supplement. The Index Weightings will be fixed for the term of the notes.

Unless otherwise specified in the relevant terms supplement, the Index Return for each Basket Index is calculated as follows, unless otherwise specified in the relevant terms supplement.

Index Return =	Index Ending Level - Index Starting Level Index Starting Level

where the “Index Starting Level” is the closing level of the Basket Index on the Trade Date and the “Index Ending Level” is the closing level of the Basket Index on the Final Valuation Date, or the arithmetic average of the closing levels of the Basket Index on each of the Averaging Dates.

The “closing level” of a Basket Index on any trading day will generally equal the official closing level of the Basket Index, or any successor Basket Index thereto (as described in the relevant underlying supplement) published following the regular official weekday close of trading for each such Basket Index on that trading day. In certain circumstances, the “closing level” will be based on the alternate calculation of the Basket Index as described in the relevant underlying supplement.

With respect to the Basket Indices, a “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for the Basket Indices or securities underlying the Basket Indices and (ii) the exchanges on which securities, futures or options contracts related to the Basket Indices are traded, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

“Relevant exchange,” for any security (or any combination thereof) then included in the Index or any successor index, means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

The Basket Valuation Date(s), which will be either a single date, which we refer to as the Final Valuation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the relevant terms supplement and any such date is subject to adjustment as described below. If a Basket Valuation Date is not a trading day or if there is a market disruption event on such day with respect to a Basket Index, the calculation agent will:

•

with respect to each Basket Index for which such day is a trading day and for which a market disruption event has not occurred, determine the closing level of such Basket Index for use in calculating the Basket Index Ending Level by reference to the closing level of such Basket Index on that trading day; and

•

with respect to each Basket Index for which such day is not a trading day or for which a market disruption event has occurred, determine the closing level of such Basket Index for use in calculating the Basket Index Ending Level by reference to the closing level of such Basket Index on the next trading day for such Basket Index on which there is not a market disruption event; provided, however, if a market disruption event with respect to such Basket Index occurs on each of the eight trading days following the originally scheduled Basket Valuation Date, then the calculation agent shall determine the closing level of such Basket Index for use in calculating the Basket Index Ending Level in accordance with the formula for and method of calculating the closing index level of such Basket Index last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such eighth scheduled trading day of each security most recently constituting such Basket Index.

The maturity date will be set forth in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then any payment on the notes that would otherwise be due on the scheduled maturity date will instead be due on the next succeeding business day following such scheduled maturity date, with the same effect as if paid on the scheduled maturity date. If, due to a non-trading day or a market disruption event, the final Basket Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Basket Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events in this product supplement under “Description of Notes—Market Disruption Events.”

Other Payment Terms

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity and on the Interest Payment Dates, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “business day” is, unless otherwise specified in the relevant terms supplement, any day that is not a Saturday or Sunday and that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

Interest Payments

If the relevant terms supplement specifies that the notes will bear interest, the notes will bear interest at the rate per annum, or such other rate or rates, as specified in such terms supplement. Under these circumstances, interest will accrue from the issuance date of the notes to but excluding the maturity date. Interest will be paid in arrears on each date specified in the relevant terms supplement (each such date an “Interest Payment Date”) to and excluding the maturity date, to the holders of record at the close of business on the date 15 calendar days prior to that Interest Payment Date, whether or not such fifteenth calendar day is a business day, unless otherwise specified in the relevant terms supplement. Interest on the notes will be calculated based on a 360-day year of twelve 30-day months, unless otherwise specified in the relevant terms supplement.

If any day on which a payment of interest or principal is due is not a business day, then any payment on the notes that would otherwise be due on the scheduled Interest Payment Date will instead be made with the same force and effect on the next succeeding business day, but no additional interest will accrue as a result of the delayed payment, and the next interest payment period will commence as if the payment had not been delayed. If the maturity date is adjusted as the result of a market disruption event, the payment of interest due on the maturity date will be made on the maturity date as adjusted, with the same force and effect as if the maturity date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

Calculation Agent

Lehman Brothers Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Basket Ending Level, the Basket Return, the Index Return for each Basket Index, the Additional Amount, if any, and the amount that we will pay you at maturity as well as whether the Basket Ending Level is equal to or greater than the Basket Starting Level and, if the notes bear interest, the amount of interest payable, if any, on any Interest Payment Date. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of any of the Basket Indices, whether there has been a material change in the method of calculation of any of the Basket Indices and, if the notes bear interest, whether a day is an Interest Payment Date. All calculations, determinations and adjustments made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity and each Interest Payment Date, if applicable, on or prior to 11:00 a.m. on the business day preceding the maturity date and each Interest Payment Date, if applicable.

All calculations with respect to the Basket Ending Level, the Basket Return or any Basket Closing Level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Additional Amount payable at maturity, if any, per $10.00 principal amount note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Basket Closing Level on any Basket Valuation Date and, consequently, the Basket Return or the Additional Amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to any of the Basket Indices, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of such Basket Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities at any time during the one hour period preceding the close of the principal trading session on such relevant exchange;

•

a breakdown or failure in the price and trade reporting systems of the primary market of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of such Basket Index (or the relevant successor index) at any time during the one hour period preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

•

a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts or exchange traded funds related to such Basket Index (or the relevant successor index) at any time during, or during the one hour period preceding the close of, the principal trading session on such exchange; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case as determined by the calculation agent in its sole discretion.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in a Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such Basket Index shall be based on a comparison of:

•	the portion of the level of such Basket Index attributable to that security relative to

•	the overall level of such Basket Index,

in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the relevant terms supplement:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Basket Index by the primary securities market trading in such contracts by reason of:

¡	a price change exceeding limits set by such exchange or market,

¡	an imbalance of orders relating to such contracts, or

¡	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Basket Index; and

•

a suspension, absence or material limitation of trading on any relevant exchange or on the primary market on which futures or options contracts related to the Basket Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Events of Default and Acceleration

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $10.00 principal amount note upon any acceleration of the notes will be equal to $10.00 (or a portion of $10.00 if there is a Partial Principal Protection Percentage set forth in the relevant terms supplement), plus the Additional Amount. The Additional Amount will be calculated as if the date of acceleration were the maturity date and the date(s) preceding the date of acceleration were the Basket Valuation Date(s), with such date(s) set to equal the number of business days between the original Basket Valuation Date(s) and the original maturity date, plus, if applicable, any accrued and unpaid interest on the notes. Upon any acceleration of the notes, any interest will be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which interest was paid. See “Description of Debt Securities—Defaults” in the accompanying base prospectus.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities—Modification of the Indentures” in the accompanying base prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying base prospectus under the heading “Description of Debt Securities—Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the description contained in the accompanying MTN prospectus supplement under the heading “Description of the Notes—Forms of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of Citibank, N.A. (“Citibank”) in The City of New York.

Citibank or one of its affiliates will act as registrar and transfer agent for the notes. Citibank will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of Citibank, but upon payment (with the giving of such indemnity as Citibank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and construed in accordance with the law of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the notes as of the date of this product supplement no. 220-I. If any information in the MTN prospectus supplement or the base prospectus is inconsistent with this product supplement no 220-I, you should rely on the information in this product supplement no. 220-I. If any information in the relevant terms supplement is inconsistent with this product supplement no. 220-I, you should rely on the information in the relevant terms supplement. The relevant terms supplement may also add, update or change information contained in this product supplement no. 220-I.

Except where noted, this summary deals only with a note held as a capital asset by a United States holder (as defined below) who purchases the note on original issue at its initial offering price, and it does not deal with special situations. For example, except where noted, this summary does not address:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of notes whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our notes, you should consult your own tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this product supplement no. 220-I. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Certain aspects of the United States federal income tax treatment of securities such as the notes are not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the United States federal income tax consequences of investing in the notes in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

United States holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

Notes with a Term of Not More Than One Year

If the term of the notes (including the issue date but not the maturity date) from issuance to maturity (including the last possible date that the notes could be outstanding) is not more than one year, the following discussion applies. No statutory, judicial or administrative authority directly addresses the treatment of such notes or instruments similar thereto for United States federal income tax purposes and no ruling will be requested from the Internal Revenue Service with respect to short-term notes. As a result, certain aspects of the United States federal income tax consequences of an investment in such notes are uncertain. Any differing treatment could affect the amount, timing and character of income with respect to short-term notes.

In general, you will be taxed on discount on short-term notes. Individuals and certain other cash method holders of short-term notes generally are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. Holders that report income for United States federal income tax purposes on the accrual method and certain other holders are generally required to accrue discount on short-term notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If a holder is not required, and does not elect, to include discount in income currently, any gain a holder realizes on the sale, exchange or retirement of a short-term note will generally be ordinary income to the extent of the discount accrued by the holder through the date of sale, exchange or retirement.

Because the amount payable upon maturity of the notes is not fixed, it is not clear to what extent holders generally required to accrue discount under the short-term note rules would be required to accrue income with respect to the notes or the extent to which any gain realized by holders on the sale, exchange or maturity of the notes would be treated as capital gain or ordinary interest income. Gain realized by a holder who has held the notes during their entire term to maturity is likely to be treated as ordinary interest income. Any loss realized by such holder upon maturity would likely be treated as capital loss, except possibly to the extent of amounts, if any, previously included in income. You should consult your tax advisors regarding the proper treatment of amounts paid in respect of the notes.

If you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term notes.

Notes with a Term of More Than One Year

If the term of the notes (including the issue date but not the maturity date) from issuance to maturity (including the last possible date that the notes could be outstanding) is more than one year, the following discussion applies.

Accrual of interest

The Treasury regulations that apply to contingent payment debt obligations are expected to apply to the notes. All payments on the notes will be taken into account under these Treasury regulations. As discussed more fully below, the effect of these Treasury regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

•	result in the accrual of original issue discount by you based on the “comparable yield” of the notes in excess of any stated interest payments actually made to you; and

•	generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange or other disposition of the notes.

Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the “comparable yield” of the notes, which will generally be the rate at which Lehman Brothers Holdings Inc. could issue a fixed rate debt instrument with terms and conditions similar to the notes.

Lehman Brothers Holdings Inc. is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the fixed payments on the notes and estimates the amount and timing of the contingent payments on the notes. You can obtain the comparable yield of the notes and the projected payment schedule by submitting a written request for them to Lehman Brothers Holdings Inc. at the following address:

Controller’s Office

Lehman Brothers Holdings Inc.

745 Seventh Avenue

New York, New York 10019

(212) 526-7000

Lehman Brothers Holdings Inc. agrees and, by purchasing a note, you agree, for United States federal income tax purposes, to be bound by Lehman Brothers Holdings Inc.’s determination of the comparable yield and projected payment schedule. As a consequence, for United States federal income tax purposes, you must use the comparable yield determined by Lehman Brothers Holdings Inc. and the projected payments set forth in the projected payment schedule prepared by Lehman Brothers Holdings Inc. in determining your interest accruals, and the adjustments thereto, in respect of the notes.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your interest accruals and adjustments thereof in respect of the notes and do not constitute a representation regarding the actual amount of the payment on a note.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note’s adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the note. Lehman Brothers Holdings Inc. is required to provide information returns stating the amount of original issue discount accrued on notes held of record by persons other than corporations and other exempt owners.

If an actual contingent payment made on the notes differs from the projected contingent payment, an adjustment will be made for the difference. A positive adjustment, for the amount by which an actual payment exceeds the projected contingent payment, will be treated as additional original issue discount in the current year. A negative adjustment, for the amount by which a projected contingent payment exceeds an actual payment, will:

•	first, reduce the amount of original issue discount required to be accrued in the current year; and

•

second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the note.

Sale, exchange or other disposition of notes

Upon the sale, exchange or other disposition of a note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. Such gain on a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss. Special rules apply in determining the tax basis of a note. Your adjusted tax basis in a note is generally increased by original issue discount you previously accrued on the note and reduced by the amount of any projected payments previously scheduled to have been made on the note.

Non-United States holders

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a non-United States holder of notes.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

The 30% United States federal withholding tax will not apply to any payment, including original issue discount, on a note under the portfolio interest rule provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually, or constructively, own 10% or more of the total combined voting power of all classes of Lehman Brothers Holdings Inc.’s voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to Lehman Brothers Holdings Inc. through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code;

•

any stocks underlying a Basket Index remain actively traded on an established financial market within the meaning of Section 871(h)(4)(c)(v)(i) of the Code and, in certain circumstances, are not United States real property interests as defined in Section 897(c)(1) of the Code; and

•

(1) you provide your name and address on an Internal Revenue Service Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder or (2) you hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to holders that are pass-through entities rather than individuals.

If the requirements described above are not satisfied, payments made to you will be subject to a 30% United States federal withholding tax, unless you provide Lehman Brothers Holdings Inc. with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as described below under “United States federal income tax”). Alternative documentation may be applicable in certain situations.

United States federal income tax

Any gain or income on a note will generally be subject to United States federal income tax if you are engaged in a trade or business in the United States, and gain or income on the notes is effectively connected with the conduct of that trade or business. In such case, you will be subject to United States federal income tax on such gain or income on a net income basis (although exempt from the 30% withholding tax, provided you comply with certain certification and disclosure requirements discussed above in “United States federal withholding tax”) in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower applicable income tax treaty rate, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States.

United States federal estate tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on a note would be eligible for exemption from the 30% withholding tax under the rules described in the bullet points under the heading “—United States federal withholding tax,” without regard to the certification requirements of the sixth bullet point.

Information reporting and backup withholding

If you are a United States holder of notes, information reporting requirements will generally apply to all payments Lehman Brothers Holdings Inc. makes to you and the proceeds from the sale of a note paid to you, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to report in full interest income.

If you are a non-United States holder of notes, Lehman Brothers Holdings Inc. must generally report annually to the Internal Revenue Service and to you the amount of payments Lehman Brothers Holdings Inc. makes to you and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding regarding payments Lehman Brothers Holdings Inc. makes to you provided that Lehman Brothers Holdings Inc. does not have actual knowledge or reason to know that you are a United States holder and Lehman Brothers Holdings Inc. has received from you the statement described above under “—Non-United States holders—United States federal withholding tax.” In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United States-related intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

The notes are being offered by us through Lehman Brothers Inc. as principal or agent. We and Lehman Brothers Inc. entered into a distribution agreement with respect to the notes. We may sell notes at a discount to the agent, as principal for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices or at a fixed public offering price. Unless otherwise specified in the relevant terms supplement, any note purchased by the agent as principal will be purchased at 100% of the principal amount less a percentage specified in the relevant terms supplement. In addition, the agent may offer and sell notes purchased by it as principal to other dealers. These notes may be sold at a discount which, unless otherwise specified in the relevant terms supplement, will not exceed the discount to be received by the agent. After any initial public offering of notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed.

Lehman Brothers Inc., as agent, has agreed to use its reasonable best efforts to solicit orders to purchase notes. We will have the sole right to accept orders to purchase notes and may reject proposed purchases in whole or in part. Lehman Brothers Inc., as agent, will have the right to reject any proposed purchase in whole or in part. We will generally pay the agent a commission of up to 0.625% of the principal amount of notes sold through it as agent, depending on the stated maturity.

We own, directly or indirectly, all of the outstanding equity securities of Lehman Brothers Inc. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

We may appoint other agents (either as principal or agent), other than or in addition to Lehman Brothers Inc., with respect to any issue of notes. Any other agents will be named in the relevant terms supplement and those agents will enter into the distribution agreement referred to above with respect to that issue of notes. The other agents may be our affiliates or our customers and may engage in transactions with and perform services for us in the ordinary course of business. Lehman Brothers Inc. may resell notes to or through another of our affiliates, as selling agent.

Lehman Brothers Inc. or another agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, Lehman Brothers Inc. may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, Lehman Brothers Inc. may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. Lehman Brothers Inc. must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if Lehman Brothers Inc. is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, Lehman Brothers Inc. may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. Lehman Brothers Inc. is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, Lehman Brothers Inc. or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 220-I or the accompanying base prospectus, MTN prospectus supplement, the relevant underlying supplement or the relevant terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 220-I or the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it, to the best of its knowledge after due inquiry (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes or possesses or distributes this product supplement no. 220-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements and (ii) will obtain any consent, approval or permission required by it for the offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 220-I or the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the agent has represented and agreed, and each underwriter agrees, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

(a) in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d) at any time in any other circumstances which do not require the publication by Lehman Brothers Holdings Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 220-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 220-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 220-I, the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The agent has represented and agreed that:

(a) in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by such agent;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to Lehman Brothers Holdings Inc.; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

This offering is extraterritorial (non-Venezuelan), directed exclusively to clients of the underwriters and as such, no registrations or authorizations will be required from the Comisión Nacional de Valores.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the Trade Date (which is referred to as a “T+3” settlement cycle).

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable class, statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of the notes is not prohibited, such as the exemption for certain transactions involving non-fiduciary service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code (the “Service Provider Exemption”). Each purchaser or holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser acquires its interest in the note to the date on which the purchaser disposes of its interest in the note, that such purchaser, by its purchase or holding of the notes or any interest therein that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or Plan Asset Entity or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and that neither Lehman Brothers Holdings Inc. nor any of its affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the notes and has not provided any advice that has formed or may form a primary basis for any investment decision concerning the purchase or holding of the notes.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes or any interest therein will be deemed to have represented and warranted by its purchase or holding of the notes or any interest therein that such purchase and holding does not violate any applicable Similar Laws or rules.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Service Provider Exemption, or some other basis on which the acquisition and holding is not prohibited.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.